Exhibit 99.4

Consent to be Named as a Director Nominee

In connection with the filing by Arrowroot Acquisition Corp. of the Registration Statement on Form S-4 (the “Registration Statement”) with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), I hereby consent, pursuant to Rule 438 of the Securities Act, to being named as a nominee to the board of directors of Arrowroot Acquisition Corp. (which will be renamed iLearningEngines, Inc.) following the consummation of the business combination in the Registration Statement and any and all amendments and supplements thereto. I also consent to the filing of this consent as an exhibit to such Registration Statement and any amendments thereto.

Date: September 1, 2023	/s/ Balakrishnan Arackal
Balakrishnan Arackal